As filed with the Securities and Exchange Commission on August 1, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWENS-ILLINOIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2781933
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Michael Owens Way
Perrysburg, Ohio 43551-2999

(Address of Principal Executive Offices) (Zip Code)

OWENS-ILLINOIS, INC. AMENDED AND RESTATED 2017 INCENTIVE AWARD PLAN

(Full title of the plan)

MaryBeth Wilkinson	Copy to:
Senior Vice President, General	Julia A. Thompson
Counsel and Corporate Secretary	Latham & Watkins LLP
Owens-Illinois, Inc.	555 11th Street, NW
One Michael Owens Way	Suite 1000
Perrysburg, Ohio 43551-2999	Washington, DC 20004
(567) 336-5000	202-637-2200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Amount of Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share, reserved for issuance under the Owens-Illinois, Inc. Amended and Restated 2017 Incentive Award Plan	6,000,000	$17.58	$105,480,000	$12,784.18

(1)                     This Registration Statement registers 6,000,000 additional shares of common stock, $0.01 par value per share (the “Common Stock”), of Owens-Illinois, Inc. (the “Company”) pursuant to the Owens-Illinois, Inc. Amended and Restated 2017 Incentive Award Plan (the “Plan”).  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Company.

(2)                     Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee.  The Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Company’s Common Stock as reported on the New York Stock Exchange on July 26, 2019 ($17.58).

EXPLANATORY NOTE

On March 23, 2017, the Company’s Board of Directors (the “Board”) approved the Owens-Illinois, Inc. 2017 Incentive Award Plan (the “Original Plan”), subject to the approval of the Company’s stockholders.  On May 11, 2017, the Company’s stockholders approved the Original Plan, and the Company filed a Registration Statement on Form S-8 (File No. 333-217896) (the “Prior Registration Statement”) to register 5,500,000 shares of Common Stock that may be offered or sold to participants under the Original Plan.  The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

On March 21, 2019, the Board approved the Plan, subject to the approval of the Company’s stockholders, which amends and restates the Original Plan, and on May 16, 2019, the Company’s stockholders approved the Plan, including the increase of the number of shares of Common Stock authorized for issuance under the Plan by 6,000,000 additional shares.  This Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register the 6,000,000 additional shares of Common Stock that may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                 Plan Information

Not required to be filed with this Registration Statement.

Item 2.                                 Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange Commission which are hereby incorporated by reference in this Registration Statement:

1.              The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission on February 14, 2019, including portions of the Definitive Proxy Statement on Schedule 14A specifically incorporated by reference into the Form 10-K, filed with the Securities and Exchange Commission on April 2, 2019;

2.              The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed on May 2, 2019 and August 1, 2019, respectively;

3.              The Company’s Current Reports on Form 8-K filed on April 4, 2019, May 17, 2019, June 26, 2019 and July 3, 2019; and

4.              The description of Common Stock contained in the Company’s Registration Statement on Form 8-A filed on December 3, 1991, as amended.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents, except as to any portion of any document, including portions of a Current Report furnished under Items 2.02 or 7.01 of Form 8-K, that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement.

Item 6.                                 Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.  Article IV, Section 16 of our Fourth Amended and Restated By-laws provides for indemnification of our officers and directors to the full extent permitted by the General Corporation Law of the
State of Delaware, and we maintain insurance covering certain liabilities of our directors and officers and the directors and officers of our subsidiaries.

Item 8.                                 Exhibits

Exhibit Number	Description

3.1

Third Restated Certificate of Incorporation of the Company, dated May 10, 2012 (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012).

3.2

Fourth Amended and Restated By-laws of Owens-Illinois, Inc., effective as of July 12, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on July 13, 2017).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Owens-Illinois, Inc. Amended and Restated 2017 Incentive Award Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 2, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Perrysburg, state of Ohio, on the 1st day of August, 2019.

OWENS-ILLINOIS, INC.

BY	/s/ MaryBeth Wilkinson
MaryBeth Wilkinson Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Andres A. Lopez, John A. Haudrich and MaryBeth Wilkinson and each of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andres A. Lopez	President and Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2019
Andres A. Lopez

/s/ John A. Haudrich	Senior Vice President and Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)	August 1, 2019
John A. Haudrich

/s/ Gordon J. Hardie	Director	August 1, 2019
Gordon J. Hardie

/s/ Peter S. Hellman	Director	August 1, 2019
Peter S. Hellman

/s/ John Humphrey	Director	August 1, 2019
John Humphrey

/s/ Anastasia D. Kelly	Director	August 1, 2019
Anastasia D. Kelly

/s/ Alan J. Murray	Director	August 1, 2019
Alan J. Murray

/s/ Hari N. Nair	Director	August 1, 2019
Hari N. Nair

/s/ Hugh H. Roberts	Director	August 1, 2019
Hugh H. Roberts

/s/ Joseph D. Rupp	Director	August 1, 2019
Joseph D. Rupp

/s/ John H. Walker	Director	August 1, 2019
John H. Walker

/s/ Carol A. Williams	Director	August 1, 2019
Carol A. Williams

/s/ Dennis K. Williams	Director	August 1, 2019
Dennis K. Williams